Ex. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128286 on Form S-3 of our report, dated February 16, 2006, relating to the financial statements and financial statement schedules of Vectren Utility Holdings, Inc., appearing in this Annual Report on Form 10-K of Vectren Utility Holdings, Inc. for the year ended December 31, 2005.

Deloitte & Touche, LLP.
Indianapolis, Indiana

March 1, 2006